EXHIBIT 99.1

Alfacell Corporation Announces Closing of $3.25 Million Private Placement

SOMERSET, N.J., Oct. 20, 2009 (GLOBE NEWSWIRE) -- Alfacell Corporation (Pink Sheets:ACEL) today announced that it has closed a private placement with certain investors in which it raised $3.25 million in gross proceeds through the sale of secured notes and warrants convertible into and exercisable for, respectively, shares of its common stock. Alfacell intends to use the proceeds to support a planned Phase II clinical trial of its ONCONASE product for the treatment of non-small cell lung cancer, to fund working capital requirements and for general corporate purposes.

Alfacell entered into a securities purchase agreement pursuant to which it has agreed to sell an aggregate of up to 65 units, each unit consisting of (i) $50,000 principal amount of senior secured convertible promissory notes convertible into shares of the Company's common stock at the rate of $0.15 per share, (ii) series A common stock purchase warrants to purchase in the aggregate that number of shares of common stock initially issuable upon conversion of the aggregate amount of notes issued as part of the unit, at an exercise price of $0.15 per share with a three year term and (iii) series B common stock purchase warrants to purchase in the aggregate that number of shares of common stock initially issuable upon conversion of the aggregate amount of notes issued as part of the unit, at an exercise price of $0.25 per share with a five year term. The notes accrue interest at a rate of 5% per annum and are secured by a senior security interest and lien on all of the Company's assets.

Charles Muniz, the Company's President, Chief Executive Officer and Chief Financial Officer, subscribed for 20 units, certain trusts and individuals related to James O. McCash, a current investor in the Company, subscribed for an aggregate of 20 units, Europa International Inc., also a current investor in the Company, subscribed for 15 units and Unilab LP, an affiliate of US Pharmacia, subscribed for 10 units.

In connection with the private placement, the Company entered into an investor rights agreement with each of the investors. The investor rights agreement provides that the Company will file a "resale" registration statement covering all of the shares issuable upon conversion of the notes and the shares issuable upon exercise of the warrants, up to the maximum number of shares permitted to be registered under the federal securities laws. The Company is required to file the registration statement within 120 days of the closing of the private placement. If any shares are unable to be included on the initial registration statement, the Company has agreed to file subsequent registration statements until all the shares have been registered, and the investor rights agreement imposes certain customary cash penalties on the Company for its failure to satisfy specified filing and effectiveness time periods.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sales of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The units issued in the private placement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and were sold in reliance on Section 4(2) of the Securities Act. Accordingly, the securities acquired in the private placement may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (the "SEC") or an applicable exemption from the registration requirements of the Securities Act.

About ONCONASE(R):

ONCONASE is a first-in-class therapeutic product candidate based on Alfacell's proprietary ribonuclease (RNase) technology. A natural protein isolated from the leopard frog, ONCONASE has been shown in the laboratory and clinic to target cancer cells while sparing normal cells. ONCONASE triggers apoptosis, the natural death of cells, via multiple molecular mechanisms of action.

Strategic marketing and distribution agreements for ONCONASE have been secured with Megapharm Ltd. for Israel, BL&H Co. Ltd. for Korea, Taiwan and Hong Kong, USP Pharma Spolka Z.O.O., an affiliate of US Pharmacia, for Eastern Europe, and GENESIS Pharma, S.A. for Southeastern Europe.

ONCONASE has been granted fast track status and orphan-drug designation for the treatment of malignant mesothelioma by the FDA. Additionally, ONCONASE has been granted orphan-drug designation in the European Union and Australia.

About Alfacell Corporation:

Alfacell Corporation is the first company to advance a biopharmaceutical product candidate that works in a manner similar to RNA interference (RNAi) through late-stage clinical trials. The product candidate, ONCONASE, is an RNase that overcomes the challenges of targeting RNA for therapeutic purposes while enabling the development of a new class of targeted therapies for cancer and other life-threatening diseases. For more information, visit www.alfacell.com.

Information herein contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. All statements, other than statements of historical fact, regarding our financial position, potential, business strategy, plans and objectives for future operations are "forward-looking statements." These statements are commonly identified by the use of forward-looking terms and phrases as "anticipates," "believes," "estimates," "expects," "intends," "may," "seeks," "should," or "will" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. We cannot assure you that the future results covered by these forward-looking statements will be achieved. The matters set forth in Part I, Item 1A. "Risk Factors" in our most recent Annual Report on Form 10-K, filed on October 14, 2008, and as such risk factors have been revised in Part II, Item 1A "Risk Factors" in the quarterly report on Form 10-Q for the quarter ended January 31, 2009, constitute cautionary statements identifying important factors with respect to these forward-looking statements, including certain risks and uncertainties, that could cause actual results to vary significantly from the future results indicated in these forward-looking statements. Additional factors could also cause actual results to differ significantly from the future results indicated in these forward-looking statements. These additional factors include the risks that the proceeds received by the Company in this private placement will be insufficient to enable the Company to conduct the planned clinical trial for its ONCONASE product and that even if the results of such clinical trial are positive the Company will be unable to raise the additional capital it will require to pursue the further development and ultimate marketing approval of ONCONASE. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Alfacell undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by Alfacell, see the disclosure contained in Alfacell's public filings with the Securities and Exchange Commission.

CONTACT:  Alfacell Corporation

          Charles Muniz, President, COO and CFO

          732-652-4525